UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 27, 2016

DATARAM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	001-08266	22-18314-09
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Alexander Road, Suite 100, Princeton, NJ	08540
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 799-0071

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On January 27, 2016, Dataram Corporation (the “Company”) was notified by The NASDAQ Stock Market that it is not in compliance with the continued listing requirements of The NASDAQ Capital Market contained in NASDAQ Listing Rule 5550(a)(2) (the “Rules”) requiring the Company to maintain a minimum bid price of its common stock of at least $1 per share.  The notification does not impact the Company’s listing on The NASDAQ Capital Market at this time. The Company has a period of 180 days to regain compliance with the Rules by achieving and maintaining a closing bid price of its common stock of at least $1 per share for a minimum of ten consecutive business days within such proscribed period.

The letter also disclosed that in the event the Company does not regain compliance with the Rules by July 25, 2016, the Company may be eligible for additional time. To qualify, the Company would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market except for the bid price requirement, and will need to provide written notice of its intention to cure its deficiency during the second compliance period. If it meets these criteria, NASDAQ staff will notify the Company that it has been granted an additional 180 calendar day compliance period.

The letter did not indicate the Company’s non-compliance with any other listing requirement.

The Company intends to monitor the bid price of its common stock and consider available options, including exercise of a stockholder approved reverse-split, if its common stock does not trade at a level likely to result in the Company regaining compliance with the Bid Price Rule by July 25, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATARAM CORPORATION
(Registrant)

Date: January 29, 2016
David A. Moylan
(Signature)
David A. Moylan
Chief Executive Officer